CONTACT:	NEWS RELEASE

John Byczkowski, FHLB Cincinnati	FOR IMMEDIATE RELEASE

513-852-7085 (office) or 513-382-7615 (cell)	October 29, 2015

FHLB CINCINNATI ANNOUNCES THIRD QUARTER 2015 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (the FHLB) today released unaudited financial results for the third quarter ended September 30, 2015. The FHLB expects to file its third quarter 2015 Form 10-Q with the Securities and Exchange Commission on or about November 5, 2015.
Operating Results and Profitability

▪
For the third quarter, net income was $61 million and return on average equity (ROE) was 4.73 percent. This compares to net income of $62 million and ROE of 5.07 percent for the same period of 2014. For the first nine months of 2015, net income was $186 million and ROE was 4.93 percent, compared to net income of $180 million and ROE of 4.86 percent for the same period of 2014.

▪	The higher net income in the year-to-date comparison period resulted primarily from an increase in non-interest income due to unrealized gains on derivatives and hedging activities.
Balance Sheet Highlights

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Total assets at September 30, 2015 were $110.7 billion, which was an increase of $4.0 billion (four percent) from year-end 2014. Mission Asset Activity – comprising major activities with members including Advances, Letters of Credit, and the Mortgage Purchase Program – was $102.7 billion at September 30, 2015, an increase of $7.4 billion (eight percent) from year-end 2014.

▪	The balance of investments at September 30, 2015 was $24.2 billion, a decrease of $1.8 billion (seven percent) from year-end 2014.

▪
Capital adequacy substantially exceeded all minimum regulatory requirements. On September 30, 2015, GAAP capital stood at $5.1 billion, an increase of $0.2 billion (four percent) from year-end 2014. The GAAP and regulatory capital-to-assets ratios were 4.63 percent and 4.70 percent, respectively, at September 30, 2015.

Housing and Community Investment

▪
The FHLB contributed $7 million in the third quarter of 2015 and $21 million in the first nine months of 2015 to the Affordable Housing Program (AHP) pool of funds to be awarded to members in 2016. Since the AHP's inception, the FHLB has awarded $555 million in subsidies towards the creation of over 72,000 units of affordable housing.

▪
The FHLB awarded more than $1 million in the first nine months of 2015 through two of its voluntary housing programs. These programs provide grants to cover accessibility rehabilitation and emergency repairs for special needs and elderly homeowners, and for the replacement or repair of homes damaged or destroyed by natural disasters within the Fifth District.

Dividend
The FHLB paid its stockholders a cash dividend on September 17, 2015 at a 4.00 percent annualized rate, which was 3.69 percentage points above the third quarter average 3-month LIBOR.

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The Federal Home Loan Bank of Cincinnati is a AA+ rated regional wholesale cooperative bank. The FHLB provides members with valuable products and services (primarily Advances, which are a readily available, low-cost source of funds, purchases of certain mortgage loans from members, and issuance of Letters of Credit to members) and a competitive return through quarterly dividends on their capital investment in the FHLB. The FHLB funds these products and services by raising private-sector capital from member-stockholders and, with the other Federal Home Loan Banks (FHLBanks) in the FHLBank System, issuing high-quality debt in the worldwide capital markets. The FHLB also funds community investment programs that help its members create affordable housing and promote community economic development. The FHLB has 690 member-stockholders located in the Fifth FHLBank District of Kentucky, Ohio and Tennessee. The FHLBank System was chartered in 1932 by the U.S. Congress to promote housing finance. Each FHLBank is wholly owned by its member institution stockholders.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLB’s financial condition and results of operations. These include, but are not limited to, the effects of economic and financial conditions, legislative or regulatory developments concerning the FHLBank System, financial pressures affecting other FHLBanks, competitive forces, and other risks detailed from time to time in the FHLB’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLB undertakes no obligation to update any such statements.

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)
Dollars in millions

SELECTED BALANCE SHEET ITEMS

	September 30, 2015	December 31, 2014	Percent Change (2)
Total assets	$110,652	$106,640	4%
Advances (principal)	77,203	70,299	10
Mortgage loans held for portfolio (principal)	7,789	6,796	15
Total investments	24,203	26,007	(7)
Consolidated Obligations:
Discount Notes	60,086	41,232	46
Bonds	44,143	59,217	(25)
Total Consolidated Obligations	104,229	100,449	4
Mandatorily redeemable capital stock	59	63	(6)
Capital stock	4,395	4,267	3
Total retained earnings	747	689	8
Total capital	5,127	4,939	4
Regulatory capital (1)	5,201	5,019	4

Capital-to-assets ratio (GAAP)	4.63%	4.63%
Capital-to-assets ratio (Regulatory) (1)	4.70	4.71

OPERATING RESULTS

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	Percent Change (2)	2015	2014	Percent Change (2)
Total interest income	$238	$228	4%	$697	$683	2%
Total interest expense	161	145	11	458	446	3
Net interest income	77	83	(7)	239	237	1
Reversal for credit losses	—	—	—	—	(1)	NM
Non-interest income	10	4	NM	23	14	66
Non-interest expense	19	18	8	55	51	9
Affordable Housing Program assessments	7	7	(3)	21	21	2
Net income	$61	$62	(3)	$186	$180	3

Return on average equity	4.73%	5.07%		4.93%	4.86%
Return on average assets	0.23	0.25		0.24	0.24
Net interest margin	0.29	0.33		0.31	0.31
Annualized dividend rate	4.00	4.00		4.00	4.00
Average 3-month LIBOR	0.31	0.23		0.28	0.23

(1)	Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

(2)
Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results. Changes of 100% or greater are shown as “NM” (not meaningful).

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